Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri, U.S.A. 63017-1706

Press Release

RGA announces appointment of Anna Manning as Chief Executive Officer

St. Louis, MO — December 22, 2016 – The Board of Directors of Reinsurance Group of America, Incorporated (NYSE: RGA) announced that it has appointed Anna Manning as the company’s Chief Executive Officer (CEO), effective January 1, 2017. Manning was appointed President in November, 2015. The Board announced at that time that it expected her to succeed A. Greig Woodring, the current CEO, who will officially retire on December 31, 2016.

“In anticipation of Greig’s retirement, the Board has actively engaged on CEO succession planning for several years,” said J. Cliff Eason, Chairman of the Board of Directors of RGA. “Anna is a seasoned professional with outstanding business acumen, a deep understanding of the industry, and strong technical skills. Over the past year, since being named President, she has been working more closely with Greig to ensure a smooth transition upon his retirement. The Board is confident that she is fully prepared to take the helm and lead RGA forward. In addition, RGA’s strong and deep management bench is well-positioned to support Anna and to successfully execute the company’s growth strategies.”

Reinsurance Group of America, Incorporated, a FORTUNE 500 company, is among the leading global providers of life and health reinsurance and financial solutions, with approximately $3.1 trillion of life reinsurance in force and assets of $54.8 billion as of September 30, 2016. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations in 26 countries, RGA delivers expertise in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

For further information, please contact:

Lynn Phillips

Executive Director, Public Relations

(636) 736-2351

lphillips@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

(636) 736-2068

jhopson@rgare.com

The security of experience. The power of innovation. www.rgare.com